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                                                                  Exhibit 5.1


                                  [LETTERHEAD]



                               February ___, 2000


USINTERNETWORKING, Inc.
One USI Plaza
Annapolis, Maryland 21401

     Re: Registration Statement No. 333-95543: 6,900,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

     In connection with the registration of 6,900,000 shares of common stock of USINTERNETWORKING, Inc., a Delaware corporation (the "Company"), par value $0.001 per share (the "Shares"), under the Securities Act of 1933, as amended, by the Company on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on January 27, 2000 (File No. 333-95543), as amended by Amendment No. 1 filed with the Commission on February 3, 2000 and as further amended by Amendment No. 2 filed on February 16, 2000 (as so amended, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     The Shares consist of 2,000,000 shares offered by the Company (the "Company Shares"), a total of 4,000,000 shares (the "Stockholder Shares") offered severally by certain selling stockholders identified in the Registration Statement under the heading "Principal and Selling Stockholders" (the "Selling Stockholders") and a total of not more than 900,000 additional outstanding shares (the "Optional Shares") that certain of the Selling Stockholders also propose to sell to the underwriters named in the Registration Statement under the heading "Underwriting" (the "Underwriters") at the option of the Underwriters.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization,


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February __, 2000
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issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable; and (ii) the Stockholder Shares and the Optional Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."



                                       Very truly yours,